Exhibit 99.1

Visualant Granted Biological Tissue Patent

Disruptive Platform and IoT Sensor Technology Evaluates Biological Tissue

Seattle, WA. – (May 9, 2017) Visualant, Incorporated (OTCQB: VSUL) – an emerging leader in next generation optical sensor technology – announced today that it has received its 11th U.S. patent. The invention relates to the use of the company’s disruptive ChromaID™ technology for identifying and analyzing biological tissue, and has many potential applications in healthcare, food safety, cosmetics and other medical, industrial and consumer markets.

ChromaID is a platform technology that employs frequency-specific structured light to detect unique spectral patterns that occur naturally in virtually any type of substance or object. Unlike legacy optical sensor technology such as mass spectrometry, ChromaID sensors can provide highly accurate information at a significantly lower cost and in a small and flexible form factor.  ChromaID sensors can be easily integrated into a variety of both hand-held and stationary systems used for inspection, analysis and authentication. ChromaID’s affordability, unique functionality and compact size make it an attractive offering for both the consumer-facing and enterprise Internet of Things (IoT) ecosystems.

The Visualant ChromaID technology, as applied to the evaluation of biological tissue, will allow for a wide variety of real world applications involving identification and diagnostics, including medical diagnostics, food safety and quality control and cosmetic analysis.  Examples may include real-time detection of bacterial contamination, identification of certain skin diseases, contaminants on meat, fish and poultry, among many other applications.

The company’s recently announced Joint Development Agreement with Biomedx, which is focused on the properties of human skin, falls squarely within the scope of the newly issued patent.  That agreement provides for the use of ChromaID to analyze collagen and elastin as an aid in plastic reconstructive and cosmetic surgery.

Visualant Founder and CEO Ron Erickson stated, “We believe this new patent will prove to be one of our most significant to date as it provides a foundation for the pursuit of a number of consumer, medical and industrial diagnostic and authentication applications. We continue to attract enthusiastic interest as we develop and pursue partnering opportunities in each of these large, global markets. We believe that the availability of strong patent protection helps to give our partners confidence that the products that they bring to market based on ChromaID technology can enjoy a significant and lasting competitive advantage.”

The patent, issued by the United States Patent and Trademark Office as US Patent No. 9,625,371 B2, is entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” This newly issued patent continues the expansion of the Visualant intellectual property portfolio.  The company continues to have a significant number of pending patents and aggressively works to expand the reach of the ChromaID technology.

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s website at www.visualant.net.

Visualant Contact:

Ron Erickson

Visualant, Inc.

Ph. 206-903-1351

Email. ron@visualant.net